                                                                    Exhibit 23.2


               Consent of Independent Certified Public Accountants


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statement (Form S-3, No. 33-90364) and related Prospectus of Correctional Properties Trust (the Company) for the registration of 3,737,500 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2003, with respect to the consolidated financial statements and schedule of the Company at December 31, 2002 and for the year then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP


West Palm Beach, Florida
July 14, 2003